                                                                      Exhibit 99

                                                            [LOGO OF CNA SURETY]



FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

CONTACT:    John S. Heneghan, 312/822-1908
            Doreen Lubeck, 773/583-4331

          CNA SURETY ANNOUNCES SECOND QUARTER AND YEAR-TO-DATE RESULTS

CHICAGO, August 5, 2002 -- CNA Surety Corporation (NYSE:SUR) today reported that net income for the second quarter of 2002 increased to $12.9 million, or $0.30 per share, from $12.3 million, or $0.29 per share, for the same period in 2001. The increase in net income reflects the favorable impact of net realized investment gains of $0.02 per share. Operating earnings, after income taxes, decreased to $11.9 million, or $0.28 per share, from $12.2 million, or $0.29 per share, in 2001. Operating earnings and net income for the second quarter reflect the increased costs of the Company's 2002 excess of loss reinsurance program, partially offset by reduced amortization expense due to the required adoption of new accounting standards with respect to goodwill and other intangible assets, and reduced acquisition, underwriting and interest expense.

For the quarter ended June 30, 2002, gross written premiums increased 11 percent to $95.5 million. Gross written premiums for contract surety increased 12 percent to $53.9 million. Commercial surety premiums increased 11 percent for the quarter to $34.9 million. These increases were primarily due to strength in public construction spending for contract surety, as well as continued bond volume growth of small commercial products and improving rates on large commercial bonds. Commercial surety premium volume growth for the quarter has been impacted by the Company's ongoing efforts to reduce aggregate exposures to large commercial bonds. Ceded written premiums increased $4.1 million to $9.1 million for the second quarter of the Company's 2002 compared to the same period of last year primarily due to higher rates on the 2002 excess of loss reinsurance program. Net written premiums increased seven percent to $86.4 million.

Underwriting income decreased $3.3 million to $10.5 million for the second quarter of 2002 as compared to the same period last year. The loss and combined ratios were 25.9 percent and 86.1 percent, respectively, for the second quarter of 2002, compared to 21.3 percent and 82.4 percent, respectively, for the same period in 2001. The higher loss and combined ratios in 2002 principally relate to the estimated impact of the $15 million increase in the Company's per principal net retention from $5 million to $20 million under its 2002 excess of loss reinsurance program, as well as the higher reinsurance rates associated with this reinsurance contract. The expense ratio decreased to 60.2 percent for the second quarter of 2002 compared to 61.1 percent for the same period in 2001, primarily due to a reduction in acquisition and underwriting expenses, partially offset by the effect of higher reinsurance costs on net earned premiums.

Net income for the six months ended June 30, 2002 declined to $23.5 million, or $0.55 per share, from $24.3 million, or $0.57 per share, in 2001. This decrease is primarily due to reduced operating earnings partially offset by investment gains. Operating earnings, after income taxes, declined to $22.6 million, or $0.53 per share, from $24.2 million, or $0.57 per share, in 2001. This decrease was primarily attributable to reduced underwriting income, partially offset by reduced interest expense.

Gross written premiums increased 10 percent for the six months ended June 30, 2002 to $177.6 million. Commercial surety and contract surety written premiums increased 16 percent and eight percent, to $70.0 million and $93.3 million, respectively. Ceded written premiums increased $19.0 million to $26.8 million for the first six months of 2002 compared to the same period of last year. This was primarily due to the aforementioned increase in costs related to the 2002 excess of loss reinsurance program and the purchase of extended discovery coverage on the Company's 2001 excess of loss reinsurance program in the first quarter of 2002. Net written premiums decreased two percent to $150.8 million.

For the six months ended June 30, 2002, underwriting income declined $8.1 million to $19.6 million primarily due to the aforementioned changes in the Company's reinsurance programs. The loss and combined ratios were 25.4 percent and 86.3 percent, respectively, for the first six months of 2002, compared to
21.1 percent and 82.2 percent for the same period in 2001. The expense ratio decreased to 60.9 percent for the six months of 2002 compared to 61.1 percent for the same period in 2001, primarily due to a reduction in acquisition and underwriting expenses, partially offset by the effect of higher reinsurance costs on net earned premiums.

As of January 1, 2002, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 142 concerning the accounting for goodwill and other intangible assets. The adoption of this standard eliminated the Company's amortization of goodwill and intangibles as of December 31, 2001 and therefore, increased the Company's reported second quarter and six-month net income by $1.5 million, or 3 cents per share, and $2.9 million, or 7 cents per share, respectively, as compared to the same periods in 2001. If the provisions of this standard were applied to prior periods, net income for the first three and six month periods ended June 30, 2001 would have been $13.8 million, or $0.33 per share and $27.2 million, or $0.64 per share, respectively.

At June 30, 2002, stockholders' equity increased to $406 million, or $9.47 per share, up five percent from December 31, 2001. This increase is after common stockholder dividends of $0.30 per share, which reflect a 25% increase over dividends paid in the same six month period in 2001.

The Company has not repurchased any of its shares in 2002. As of June 30, 2002, the Company had repurchased approximately 1.5 million of its shares at an aggregate cost of $15.6 million since the inception of the Company's share repurchase program in 1999.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 35,000 independent agencies. Visit us at www.cnasurety.com on the World Wide Web.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on August 6, 2002. On the conference call will be Mark C. Vonnahme, President and Chief Executive Officer of CNA Surety Corporation and John S. Heneghan, Chief Financial Officer of CNA Surety Corporation. It will also be broadcast live on the internet at www.firstcallevents.com/service/ajwz364080472GF12.html or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available at 11:00 a.m. Central time from August 6 to 11:00 a.m. August 13, 2002 by dialing 800-839-6713 using passcode 5196653.


                                      # # #









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


CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)



                                                            Three Months Ended              Six Months Ended
                                                                 June 30,                       June 30,
                                                        --------------------------    ---------------------------
                                                           2002            2001           2002           2001
                                                        -----------    -----------    -----------     -----------
 Operating Results:

 Gross written premiums                                     $95,452        $85,782       $177,566        $161,266
                                                            =======        =======       ========        ========
 Net written premiums                                       $86,395        $80,824       $150,788        $153,451
                                                            =======        =======       ========        ========

 Revenues:
   Net earned premiums                                      $75,742        $78,850       $142,963        $155,599
   Net investment income                                      7,121          7,480         14,227          15,215
   Net realized investment gains (losses)                     1,601            192          1,323             163
                                                            -------        -------       --------        --------
      Total revenues                                         84,464         86,522        158,513         170,977
                                                            -------        -------       --------        --------


 Expenses:
   Net losses and loss adjustment expenses(1)                19,606         16,813         36,253          32,899
   Net commissions, brokerage and
        other underwriting                                   45,594         48,184         87,146          95,021
   Interest expense                                             445            957            903           2,545
   Amortization of intangible assets                             --          1,524             --           3,048
                                                            -------        -------       --------        --------
      Total expenses                                         65,645         67,478        124,302         133,513
                                                            -------        -------       --------        --------
 Income before income taxes                                  18,819         19,044         34,211          37,464
 Income taxes                                                 5,917          6,701         10,752          13,177
                                                            -------        -------       --------        --------
 Net income                                                 $12,902        $12,343       $ 23,459        $ 24,287
                                                            =======        =======       ========        ========
 Basic earnings per common share                              $0.30          $0.29         $ 0.55           $0.57
                                                              =====          =====         ======           =====
 Diluted earnings per common share                            $0.30          $0.29         $ 0.55           $0.57
                                                              =====          =====         ======           =====
 Basic weighted average shares outstanding                   42,900         42,738         42,868          42,725
                                                            =======        =======       ========        ========
 Diluted weighted average shares outstanding                 43,066         42,931         43,038          42,926
                                                            =======        =======       ========        ========

 Operating Earnings, After Income Taxes:

 Net income                                                 $12,902        $12,343       $ 23,459        $ 24,287
 Net realized investment (gains) losses                      (1,041)          (125)          (860)           (106)
                                                            --------       -------       --------        --------
 Operating earnings                                         $11,861        $12,218       $ 22,599        $ 24,181
                                                            =======        =======       ========        ========


 Diluted Per Share Data:

 Net income                                                  $0.30          $ 0.29         $ 0.55          $ 0.57
 Net realized investment (gains) losses                      (0.02)             --          (0.02)             --
                                                             -----          ------         ------          ------
 Operating earnings                                          $0.28          $ 0.29         $ 0.53          $ 0.57
                                                             =====          ======         ======          ======

 Dividends Paid Per Share                                    $0.15          $ 0.15         $ 0.30          $ 0.24
                                                             =====          ======         ======          ======


               See notes to Press Release Investor Data on page 4.

     CNA Surety Corporation
     Press Release Investor Data
     (Amounts in thousands, except per share data)

                                                                Three Months Ended              Six Months Ended
                                                                     June 30,                        June 30,
                                                               --------------------           -------------------
                                                               2002            2001           2002           2001
                                                               ----            ----           ----           ----

     Underwriting Results:

     Gross written premiums:
        Contract                                            $    53,890     $   48,012    $   93,270      $    86,344
        Commercial                                               34,897         31,432        69,985           60,423
        Fidelity and other                                        6,665          6,338        14,311           14,499
                                                            -----------    -----------    ----------      -----------
                                                                 95,452         85,782       177,566          161,266
                                                            ===========    ===========    ==========      ===========
     Net written premiums:
       Contract                                             $    49,947    $    43,512    $    81,182     $    79,279
       Commercial                                                30,094         30,974         55,943          59,673
       Fidelity and other                                         6,354          6,338         13,663          14,499
                                                            -----------    -----------    -----------     -----------
                                                            $    86,395    $    80,824    $   150,788     $   153,451
                                                            ===========    ===========    ===========     ===========

     Net earned premiums                                    $    75,742    $    78,850    $   142,963     $   155,599
     Net losses and loss adjustment expenses /(1)/               19,606         16,813         36,253          32,899
     Net commissions, brokerage and other
           underwriting expenses                                 45,594         48,184         87,146          95,021
                                                            -----------    -----------    -----------     -----------
     Underwriting income                                    $    10,542    $    13,853    $    19,564     $    27,679
                                                            ===========    ===========    ===========     ===========

     Loss ratio /(1)/                                              25.9%          21.3%          25.4%           21.1%
     Expense ratio                                                 60.2           61.1           60.9            61.1
                                                            ------------     ----------    -----------     -----------
     Combined ratio /(1)/                                          86.1%          82.4%          86.3%           82.2%
                                                            ============   ============   ============    ============

     Cash Flow Data:

     Net cash provided by operations                        $    30,982    $     2,361    $    36,990     $    12,385

                                                                                             June 30,        December 31,
     Consolidated Balance Sheet Data:                                                          2002             2001
                                                                                           -----------       -----------

     Invested assets and cash                                                             $   608,432     $   579,657
     Intangible assets, net                                                                   143,785         143,785
     Total assets                                                                           1,081,091       1,061,598

     Insurance reserves                                                                       520,537         516,190
     Long-term debt                                                                            76,195          76,195
     Total stockholders' equity                                                               406,354         388,428

     Book value per share                                                                 $      9.47     $      9.08

     Outstanding shares                                                                        42,915          42,780
                                                                                          ===========       =========

     ------------------------------------
     Notes to Press Release Investor Data

(1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions were additions of $927, or 1.2%, and $139, or 0.1%, for three months ended June 30, 2002 and 2001, respectively, and an addition of $909, or 0.6%, and a reduction of $155, or 0.1%, for six months ended June 30, 2002 and 2001, respectively.

      "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in CNA Surety Corporation's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.

                                       -4-